Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Managers
NB Crossroads Private Markets Access Fund LLC:

We consent to the use of our report dated May 28, 2021 on the financial statements and financial highlights of NB Crossroads Private Markets Access Fund LLC as of and for the period ended March 31, 2021, incorporated herein by reference in the registration statement on Form N-2 (No. 333-239934 and No. 811-23591) and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
July 29, 2021